SCHEDULE 14A INFORMATION
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                                ALLIANCE BANCORP
                (Name of Registrant as Specified in its Charter)

              LA SALLE FINANCIAL PARTNERS, LIMITED PARTNERSHIP AND
                   THE COMMITTEE TO MAXIMIZE SHAREHOLDER VALUE
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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


                       LA SALLE FINANCIAL PARTNERS, L. P.
                                       and
                   The Committee to Maximize Shareholder Value
                                    Suite 405
                             259 E. Michigan Avenue
                            Kalamazoo, Michigan 49007
                            -------------------------
                            Telephone (616) 344-4993
                            Facsimile (616) 344-4994


June 3, 1999

TO OUR FELLOW SHAREHOLDERS:

              LA SALLE AND THE COMMITTEE DO NOT WANT A "FIRE SALE"

In recent issues of Crain's Chicago Business and the American Banker, Alliance Bancorp was reported to be holding merger or sale discussions.

Even though Kenne Bristol, Alliance President and CEO, told us that one of the Crain's articles was incorrect, the Crain's author stands by her story and assured us that Mr. Bristol has not requested a retraction or clarification. So what is going on? While we aren't certain, we are more than ever convinced that our director nominees should be on the Alliance Board - precisely because we do not want the current Board to conduct a "fire sale" of Alliance Bancorp. We want to be sure that, if the company is sold, all shareholders receive the maximum possible value for their shares.


                               OUR GOALS ARE CLEAR

La Salle and the Committee have stated that, if elected, our candidates will focus on two initiatives:

1. Working with the Board and management to improve the operations of the company; and

2. Seeking to persuade the other twelve directors to retain a top-tier investment banking firm to identify a potential buyer for Alliance at the best possible price.

In their proxy material, management characterized our slate as being "hand picked." Alliance is correct! Our candidates were hand picked: for their backgrounds, for their experience, and for their involvement with situations in which other banks have been sold.

According to one observer, Crain's Chicago Business, the recent increase in stock price is due to "speculation that the thrift will sell before its June 23 annual meeting, when it faces a proxy fight." (See articles below.)

We  believe  that  Alliance   shareholders  clearly  understand  the  historical
performance of their Alliance shares and the reasons behind the recent movement in the stock price.

                     1998 COMPENSATION UP - SHARE VALUE DOWN

In 1998 Mr. Bristol's salary increased 13%, and Mr. Novy's salary increased 26%. Both of these executives also received a bonus of $100,000 for the past year, and an option to purchase 25,000 shares of common stock at the market price at the time of the option grant. The Board of Directors authorized this compensation even though, as shown in the Company's proxy statement, total stockholder return declined 25% in 1998.

If elected, our director nominees will work faithfully to ensure that ALL shareholders will receive full and fair value for their investment.

                       ALLIANCE SAID "NO" TO A SETTLEMENT

On May 17, 1999, La Salle Financial Partners attempted to work out a settlement agreement with Alliance Bancorp regarding the question of Board representation for the Company's largest shareholder.

Our first proposal was that if Alliance would place two of the La Salle nominees on the Alliance Board, the Partnership and the Committee would not engage in a contested election. The response by Alliance was "NO." They said the Board was already too large, and they were satisfied with its current composition.

In the spirit of cooperation, we then proposed that the Board grant only one Board seat to a La Salle nominee by increasing the Board's size by one, so as not to displace any current Board members. The Board's answer was still "NO." Mr. Novy told us that Alliance would let the shareholders decide who will be on their Board. While we strongly agree that shareholders should decide who is elected to the Board at the June 23rd Annual Meeting, we do not believe that Mr. Novy really wants Alliance shareholders to have a full opportunity to hear from the Committee. We say this knowing that the Board and management have refused to take steps that would have allowed the Committee and management to speak directly with as many shareholders as possible.

                          WHAT IS MANAGEMENT AFRAID OF?

Here are the facts: Management has the ability to obtain information about more than 1,000 shareholders (known as "Non-Objecting Beneficial Owners") holding their securities through brokerage firms and banks. However, Alliance has not requested this list of holders. The information, if in the possession of the Company, would by law have to be shared with us. Why hasn't the Company requested this list? Could it be because they believe shareholders would be more supportive of our nominees if we were able to speak directly to shareholders to present our credentials? Why doesn't the Company want to speak to its shareholders?

We want to talk to any shareholder that would like to hear directly about our views about why it is important to elect our candidates, and we invite all holders to call us. You can reach us directly at the number listed above, or through our proxy solicitor, The Altman Group, at (toll free) 800-206-0007.

                              THE DECISION IS YOURS

In management's materials they tell you to throw away the green proxy. Perhaps they don't credit shareholders with being smart enough to know what is best for them. The Committee encourages you to carefully read all the materials you receive - both from us and from management.

We are confident that shareholders who analyze the information presented will agree that the La Salle nominees have the credentials and expertise to make a valuable contribution to the Alliance Board. We urge you to consider our views, and we invite you to talk with us. After having considered all the information available, we hope you will vote the GREEN proxy card.


Sincerely,


     La Salle Financial Partners,  L. P.               The Committee to Maximize
                                                         Shareholder Value


--------------------------------------------------------------------------------
If you have any questions, please call The Altman Group, our proxy solicitors, toll-free at 1-800-206-0007.
--------------------------------------------------------------------------------

Note: The attached articles entitled "Alliance entertains buyout offers" and "St. Paul deal puts pressure on rivals", which were published in the May 17, 1999 and May 24, 1999 editions, respectively, of Crain's Chicago Business have been copied and distributed as part of this proxy solicitation with the permission of Crain's Chicago Business and the author of the articles, Julie Johnsson. LaSalle Financial Partners has paid to Crain's Chicago Business the standard permissions fee of $375.00 per article.

                              THE ELECTION PROCESS

Five directors are to be elected at the Alliance annual meeting. Our slate consists of three nominees. Management's slate consists of five nominees. Only one proxy card will count, even if you submit more than one. The latest dated, properly executed proxy will be the only one tallied.

Of the eight director nominees, the five candidates with the most votes will be elected to the Alliance Board. Voting for our candidates will not prevent the election of five directors.

If our nominees are elected, the two management nominees with the highest votes will also be elected. By nominating only three candidates, we are ensuring that at least two of management's nominees will be elected at this year's Annual Meeting, even if all of our nominees are elected.

                       VOTING FOR THE COMMITTEE'S NOMINEES

IF YOU WISH TO SUPPORT OUR DIRECTOR NOMINEES, please sign, date and return the enclosed GREEN proxy today. Please do not return management's white card, even if it is to vote against their nominees.

If you have returned a white proxy card, but wish to support our nominees, you MUST return a GREEN proxy. Even if you have already returned a white proxy, you have the right to change your vote by returning a later dated GREEN proxy.

REMEMBER, ONLY YOUR LATEST DATED, VALIDLY EXECUTED PROXY WILL BE COUNTED.


--------------------------------------------------------------------------------
                  A SPECIAL MESSAGE TO BROKERAGE FIRM CUSTOMERS
                  ---------------------------------------------

If your shares are held in the name of a brokerage firm ("Street Name"), please return your GREEN proxy or contact your broker and direct him or her to vote for the Committee on the GREEN proxy. Street Name holders who wish to vote at the meeting will not be permitted to do so unless they obtain a "legal proxy" from their brokerage firm.

INTERNET OR TELEPHONE VOTING MAY NOT BE PERMITTED: Because of the contested nature of the election, shareholders who normally vote via the Internet or telephone through your broker or bank may not be able to do so for the Alliance Annual Meeting. To ensure that your vote is counted, you should return a physical proxy card in sufficient time for your broker to tally your response.

--------------------------------------------------------------------------------

                ARTICLES REPRINTED FROM CRAIN'S CHICAGO BUSINESS

                       ALLIANCE ENTERTAINS BUYOUT OFFERS

Hinsdale-based Alliance Bancorp Inc. is entertaining offers to merge or sell, confirms Kenne Bristol, president and CEO of the $2.05-billion-assets thrift. While he declines to discuss likely buyers or deal terms, sources say potential acquirers include Michigan-based Old Kent Financial Corp., which is aggressively buying mid-sized banking franchises around Chicago, and Clarendon Hills-based MAF Bancorp Inc., a $3.53-billion-assets thrift. Alliance is reportedly demanding at least $30 per share, or about twice its book value. Alliance shares have risen 25% to $23.38 since April 1, on speculation that the thrift will sell before its June 23 annual meeting, when it faces a proxy fight. From May 24, 1999 issue - Page 2.

                     ST. PAUL DEAL PUTS PRESSURE ON RIVALS
             NEW URGENCY FOR MAF, ALLIANCE TO EITHER MERGE OR SELL.

By Julie Johnsson


Chicago's leading thrifts face growing pressure to strike deals following this month's $1.2-billion sale of St. Paul Bancorp Inc. to Cleveland-based Charter One Financial Inc.

The acquisition ups the ante for the region's second-and third-largest thrifts - Clarendon Hills-based MAF Bancorp Inc. and Hinsdale-based Alliance Bancorp Inc.
- to quickly merge or sell, analysts say.

And other mergers are likely as middle-sized thrifts and banks look to bulk up in a rapidly consolidating market.

That's because, analysts say, the $24.55-billion-assets Charter One is expected to make a formidable competitor out of St. Paul, a perennial underperformer and Chicago's largest independent thrift with assets of $5.98 billion.

"It puts immense pressure on MAF and Alliance to combine," and Stephen Skiba, director for equity research at Chicago-based investment bank ABN AMRO Inc. "The two franchises are caught in the middle. To the south, they face TCF in the middle. To the south, they faced TCF Financial Corp., and to the north, they are going to have Charter One."

Charter One says it will slash St. Paul's expenses by about one-third, stripping $27 million to $31 million in costs. It will retain the St. Paul name, and is likely to boost St. Paul's mortgage originations business, challenging the home lending dominance of MAF in Chicago's southwest suburbs.

That challenge lends new urgency to the merger discussions reportedly under way between MAF and Alliance. Since April 1, shares of the $1.98-billion-assets Alliance have soared more than 35% to the $25 range on takeover speculation.

Kenne Bristol, president and CEO of Alliance, has confirmed that his thrift is in play, but declines to discuss potential merger partners or deal terms:
Officials of $4.11-billion-assets MAF declined comment.

"If opportunities make sense, we're not closed-minded to them," Mr. Bristol says, "No one runs a company forever."

Alliance and MAF held talks prior to St. Paul's May 17 merger announcement, sources say, but were unable to come to terms. MAF officials reportedly balked at Alliance's asking price of $30 per share, or twice its book value.

Alliance and MAF, along with $5.1-billion-assets First Midwest Bancorp. Inc., are seen as the likeliest to be purchased as merger mania sweeps Chicago's mid-sized banks and thrifts.

Driving the consolidation: the high demand for Chicago-area institutions with assets between $1 billion and $10 billion, as out-of-state players seek to purchase a larger market presence here.

Mid-sized thrifts also face increased demand to sell from unhappy shareholders, as their stocks continue to trade well below their April 1998 peak.

"We're in the 14th month of a bear market for thrifts," says Paul Duggan, a Chicago-based thrift investor and hedge fund manager. "They haven't come back up to last April's highs - and they're vulnerable."

At their upcoming annual shareholder meetings, St. Paul and Alliance both face shareholder proposals calling for the thrifts to sell (Crain's, April 19).

Richard Nelson, a Kalamazoo, Michigan-based hedge fund manager, heads a slate of three dissident shareholder candidates running for spots on Alliance's board at its June 23 annual meeting. Mr. Nelson used similar tactics two years ago to force Chicago`s Standard Financial Inc. to sell out; it was subsequently bought by Minneapolis' TCF Financial Corp.

Earlier this year, bank investor Harry Keefe Jr. submitted a proposal for the thrift's May 26 annual meeting calling on St. Paul to explore a sale.

Mr. Keefe, CEO of New York-based Keefe Managers Inc., plans to keep his measure on the ballot, even though he supports the deal struck by St. Paul management. "It will stay there in case the deal falls through," he says.

While other investors have questioned whether St. Paul undersold, Mr. Keefe defends the thrift's sale price of $29.12 per share - 2.3 times book value and
18.8 times the thrift's estimated 1999 earnings.

"I wouldn't quibble over the price," he says. "A dollar here or there isn't meaningful. What's important: You have a buyer of this company that knows what to do with it." From May 24, 1999 issue - Page 6.